Exhibit 99.1

AGREEMENT

AGREEMENT (this “Agreement”), dated April 15, 2008, is entered into by and among The Lion Fund, L.P., a Delaware limited partnership (“Lion Fund”), Western Sizzlin Corp., a Delaware corporation, Biglari Capital Corp., a Texas corporation, Western Acquisitions L.P., a Delaware limited partnership, Western Investments Inc., a Delaware corporation, Sardar Biglari and Philip Cooley (collectively, the “Biglari Stockholders”) and S. Sue Aramian, Martha Aramian, Charles E. Arnett, Virginia Arnett, Gary A. Ruben, Irene Ruben, Natasha Sedaghat, Parvindokht Sedaghat, Shapour Sedaghat, Shawn Sedaghat and Tim Taft (collectively, the “Other Stockholders”).  Each of the Biglari Stockholders and the Other Stockholders are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.”  Capitalized terms used herein shall have the meanings attributed to such terms in Section 4.06 hereof or elsewhere in this Agreement.

WHEREAS, the Biglari Stockholders are members of a group with respect to their investment in The Steak n Shake Company (the “Company”);

WHEREAS, the Biglari Stockholders, as members of a group, are deemed to beneficially own an aggregate of 2,424,945 shares of common stock (the “Common Stock”) of the Company, constituting 8.5% of the outstanding shares of Common Stock as of the date hereof;

WHEREAS, the Biglari Stockholders previously commenced a solicitation of proxies to elect Sardar Biglari and Philip Cooley to the Board of Directors of the Company at the 2008 Annual Meeting of Stockholders of the Company held on March 7, 2008 (the “2008 Annual Meeting”);

WHEREAS, Sardar Biglari and Philip Cooley were elected to the Board of Directors of the Company by the stockholders at the 2008 Annual Meeting;

WHEREAS, the Other Stockholders acknowledge that Sardar Biglari and Philip Cooley are directors of the Company and have fiduciary duties to the Company and, accordingly, Messrs. Biglari and Cooley cannot and will not share with the Other Stockholders any information relating to the Company they receive in their capacities as directors of the Company;

WHEREAS, the Other Stockholders are disappointed with the changes to the management structure announced by the Company shortly after the 2008 Annual Meeting and believe that management and operational changes are necessary in order to enhance stockholder value;

WHEREAS, the Parties wish to form a group for the purpose of acting in concert with one another in their capacities as stockholders in order to seek to persuade the Board of Directors of the Company to take such action the Parties deem is necessary to maximize stockholder value;

WHEREAS, as a result of the formation of a group, the Parties will be deemed to beneficially own approximately 11.0% of the outstanding shares of Common Stock and will therefore be subject to various reporting and other requirements and restrictions under Applicable Law;

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties hereto, desiring to be legally bound, hereby agree as follows:

ARTICLE I
General

Section 1.01          Purpose.  (a)  The Other Stockholders are disappointed with the changes to the management structure recently announced by the Company shortly after the 2008 Annual Meeting and believe that management and operational changes are necessary in order to enhance stockholder value.   The Parties agree to form a group for the purpose of acting in concert with one another in their capacities as stockholders of the Company in order to seek to persuade the Board of Directors of the Company to take such action the Parties deem is necessary to maximize stockholder value and agree to do so on the terms and conditions set forth in this Agreement.

(b)           The Parties hereby agree that they will be referred to as “The Committee to Enhance Steak n Shake” (the “Committee”) for the purposes set forth in this Section 1.01 and that Sardar Biglari shall be the Chairman of the Committee.

Section 1.02          Identity and Holdings of Parties.  (a)  Each of the Parties represents and warrants that Schedule I attached hereto sets forth all of the Securities held by him/her/it as of the date hereof and that he/she/it owns all right, title and interest in the Securities listed next to his/her/its name on Schedule I attached hereto free and clear of all liens, claims, encumbrances and interests (by participation or otherwise) of others and has not hedged, acquired a put or otherwise shifted his/her/its risk of loss with respect to such Securities and is subject to all risk of loss in respect of such Securities and is not in possession of and has not acquired any contractual or derivative right to accomplish such a shifting of economic loss.

(b)           Except for the Securities set forth on Schedule I attached hereto, each of the Parties represents that neither he/she/it nor any of their respective affiliates has any beneficial ownership of any Securities, directly or indirectly.

(c)           Each of the Parties represents that he/she/it owns and has the right to vote or cause to be voted, or holds voting control and has the right to vote or cause to be voted, the number of shares of Common Stock set forth opposite his/her/its name on Schedule I attached hereto.

(d)           Each of the Parties represents that he/she/it has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than that certain Joint Filing and Solicitation Agreement by and among the Biglari Stockholders dated August 16, 2007, as subsequently amended, or one that has expired or terminated prior to the date hereof.

Section 1.03          No Partnership or Agency.  Nothing in this Agreement shall be construed as creating a joint venture, partnership, agency or fiduciary relationship or taxable entity between or among the Parties, nor shall any Party have the right, power or authority to create any obligations or duty, express or implied, on behalf of any other Party hereto, it being understood that the Parties are independent contractors vis-à-vis one another.  No Party shall have any indemnification obligation or any liability for the repayment or discharge of any debts or obligations of any other Party by virtue of this Agreement except as expressly provided herein.  For the avoidance of doubt, there are no profit-sharing or similar arrangements among the Parties with respect to the Securities (whether now owned or hereafter acquired), the matters contemplated hereunder or otherwise and each Party shall continue to have the sole and exclusive right to any and all gains, profits, dividends, distributions or other sums or amounts (in cash or in kind), and shall be solely and exclusively subject to any loss, in each case on, arising from or relating to, his/her/its Securities.

Section 1.04          Other Activities.  (a)  No Party will, or will cause his/her/its affiliates to, “act in concert” (as contemplated in Rule 10b-18(a)(3)(i) of the Exchange Act) or otherwise directly or indirectly seek to form a group with any person with respect to the Company or any Securities other than with the Parties hereto or persons, if any, that become parties hereto in accordance with the terms of this Agreement.

(b)           None of the Other Stockholders nor any of his/her/its affiliates will enter into any agreement with the Company or any of its officers, directors (other than Sardar Biglari or Philip Cooley), or affiliates without the prior written consent of Sardar Biglari.  None of the Other Stockholders nor any of his/her/its affiliates will meet with, or have discussions with, any officers, directors (other than Messrs. Biglari or Cooley), or affiliates of the Company without the prior written consent of Sardar Biglari.

(c)           The Parties agree that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Parties in connection with the Parties’ activities shall be first approved by Sardar Biglari.

ARTICLE II
Agreements with respect to Securities

Section 2.01          Transactions with respect to Securities.  (a)  Each Party hereby agrees that he/she/it will notify Sardar Biglari by facsimile or email within 24 hours after any Transfer or acquisition of any Securities (whether now owned or hereafter acquired).  Each Party acknowledges and agrees that the Parties hereto may refrain from acquiring additional Securities and that no such acquisition will be required by this Agreement.  If an affiliate of a Party acquires any Securities, such Party shall cause such affiliate to agree in writing, for the benefit of all of the Parties, to be subject to the terms of this Agreement as if it were a party hereto.

(b)           Each of the Parties agrees to vote or to cause to be voted all shares of Common Stock he/she/it beneficially owns (whether now owned or hereafter acquired) as Sardar Biglari directs on all matters submitted to a vote of the stockholders of the Company.

Section 2.02          Regulatory Reporting and Restrictions.  The Parties acknowledge that by virtue of this Agreement, each Party will be deemed to beneficially own approximately 11.0% of the outstanding shares of Common Stock.  Accordingly, the Parties specifically acknowledge and agree that they will each be subject to the reporting requirements of Section 13(d) and Section 16(a) of the Exchange Act and the short-swing profit restrictions of Section 16(b) of the Exchange Act as long as they are subject to this Agreement and potentially for a period of time after they are no longer subject to this Agreement.  The Parties also acknowledge that by virtue of this Agreement, the Parties may in the future become subject to certain filing and notice requirements under the IBCL.  In connection with such filings, the following shall apply:

(a)           In accordance with Rule 13d-1(k)(1)(iii) under the Exchange Act, each Party agrees to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the Securities.  Each Party shall be responsible for the accuracy and completeness of his/her/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning any other Party, unless such Party knows or has reason to know that such information is inaccurate.

(b)           In accordance with Section 16(a) under the Exchange Act, each Party agrees to timely file a Form 3 and any subsequent Form 4 required to be filed in connection with any acquisition or Transfer of Securities.

(c)           Simultaneously with the execution of this Agreement, each Party shall sign a power of attorney, the form of which is attached hereto as Exhibit A, appointing Sardar Biglari as his/her/its true and lawful attorney-in-fact to take specified action in connection with each Party’s investment in the Company including, but not limited to, executing and filing on behalf of each Party all Section 13(d) and Section 16(a) filings with the Securities and Exchange Commission and any filings and notices that may in the future be required under the IBCL in order to ensure that the Parties comply with their reporting obligations described in this Section 2.02.

ARTICLE III
Additional Matters

Section 3.01          Confidential Information.  (a)  The Other Stockholders acknowledge that Sardar Biglari and Philip Cooley are directors of the Company and have fiduciary duties to the Company and, accordingly, they will not ask Messrs. Biglari or Cooley for any information relating to the Company they receive in their capacities as directors of the Company.  Neither Sardar Biglari nor Philip Cooley will share with the Other Stockholders any information he may obtain in his capacity as a director of the Company.

(b)           The Other Stockholders agree that they will not, without the prior written consent of Sardar Biglari, disclose to or discuss with any other person who is not a party to this Agreement any matters relating to the Committee, including oral or written communications on the strategy or business of the Committee or any other information relating to the Company discussed by the Committee that is not already available to the public.

Section 3.02          Representation Letters.  Each of the Other Stockholders has completed and returned to Sardar Biglari a Representation Letter in the form provided by Mr. Biglari or has orally provided the information required to be disclosed in the Representation Letter to Mr. Biglari or his counsel.  Each of the Other Stockholders represents and warrants that the responses (whether written or oral) in his/her/its Representation Letter are accurate and complete as of the date hereof and undertakes to promptly notify Sardar Biglari in the event that any change occurs which renders materially inaccurate or incomplete any of the information provided thereunder.

Section 3.03           Compliance with Law.  Each Party shall conduct his/her/its activities in accordance with Applicable Law.

Section 3.04          Expenses.  Each Party shall be responsible for paying all of his/her/its own costs and expenses incurred in connection with the matters contemplated by this Agreement.

Section 3.05          Legal Counsel.  The Parties acknowledge and agree that Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan Grundman”) shall act as counsel for both the Committee and the Biglari Stockholders relating to their investment in the Company.  The Parties acknowledge and agree that the legal representation by Olshan Grundman of both the Committee and the Biglari Stockholders shall not in any way be deemed a waiver of the Biglari Stockholders’ right to enforce the terms of this Agreement in the event of any breach or threatened breach of this Agreement by the Other Stockholders.

Section 3.06          Indemnification.  (a) Lion Fund agrees to indemnify and hold each of the Other Stockholders harmless against any and all claims of any nature, whenever brought, arising from the activities of the Parties described in Section 1.01(a), irrespective of the outcome; provided, however, that the Other Stockholders will not be entitled to indemnification for claims arising from activities that occur after this Agreement has been terminated in accordance with its terms or for claims arising from their own criminal actions, fraud, negligence, bad faith, willful misconduct or actions which are in violation of this Agreement or Applicable Law.  This indemnification will include any and all (each, a “Loss”) losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by any of the Other Stockholders, directly or indirectly, as a result of or arising from the activities of the Parties described in Section 1.01(a).  For the avoidance of doubt and without limiting the generality of the foregoing, no Other Stockholder will be entitled to seek reimbursement from Lion Fund or any other Party to this Agreement for any short swing profits that he/she/it may be required to disgorge to the Company under Section 16(b) of the Exchange Act.

(b) In the event of a claim against any of the Other Stockholders pursuant to the prior paragraph or the occurrence of a Loss, the Other Stockholder shall give Lion Fund written notice of such claim or Loss.  Upon receipt of such written notice, Lion Fund will provide the Other Stockholder with counsel to represent the Other Stockholder.  Such counsel shall be reasonably acceptable to the Other Stockholder.  In addition, the Other Stockholder will be reimbursed promptly for all Losses suffered by him/her/it and as incurred as provided herein.  Lion Fund may not enter into any settlement of loss or claim without the Other Stockholder’s consent unless such settlement includes a release of the Other Stockholder from any and all liability in respect of such claim.  Lion Fund will not be responsible for fees, costs or expenses of separate counsel retained by the Other Stockholder.  The Other Stockholder may not enter into any settlement of loss or claim without the written consent of Lion Fund, which consent will not be unreasonably withheld.

ARTICLE IV
Miscellaneous

Section 4.01          General.  This Agreement may not be assigned by any Party without the prior written consent of each of the other Parties hereto.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) through the use of separate signature pages or in any number of counterparts and all such counterparts shall be deemed one and the same instrument.

Section 4.02          Amendments.  The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the Parties hereto.  Notwithstanding anything to the contrary contained herein, this Agreement may be amended to (a) add any Person as a Party hereto which shall become effective upon execution of an appropriate joinder agreement signed by Sardar Biglari and such Person, or (b) terminate any Person as a Party hereto which shall be effective upon delivery of an appropriate written notice from Sardar Biglari to such Person.

Section 4.03          Choice of Law.  Notwithstanding the place where this Agreement may be executed by any of the Parties hereto, the Parties expressly agree that all of the terms and provisions hereof shall be construed in accordance with the laws of the State of Texas.  In the event of any dispute arising out of the provisions of this Agreement, the Parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts located in the City of San Antonio, Texas.

Section 4.04          Termination; Survival.  This Agreement shall remain in effect until the certification of the final results of the 2009 Annual Meeting of Stockholders of the Company, unless sooner terminated in writing by the Parties directly owning more than 50% of the shares of Common Stock subject to this Agreement.  The provisions of Sections 4.01 through 4.12 and Sections 2.02, 3.01, 3.04 and 3.05 hereof shall survive the termination of this Agreement indefinitely.  The provisions of Section 3.06 hereof shall survive for a period of two (2) years following the termination of this Agreement.

Section 4.05          Notices.  Each notice or other communication relating to this Agreement shall be in writing and delivered by email, by facsimile or by hand except as expressly provided herein.  All such communications sent to any Party shall be sent to such Party at the email address, facsimile number or address set forth with respect to such Party on Schedule I attached hereto.  A notice or communication shall be deemed to have been effectively given on the date it was received at the proper email address, facsimile number or address; provided, that any such notice or communication so received after 6:00 pm (NY time) will be deemed to have been received on the following business day.

Section 4.06           Certain Definitions.  For purposes of this Agreement:

(a)           The term “affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(b)           The term “Applicable Law” shall mean any provision of any applicable statute, rule or regulation, including without limitation, the Exchange Act, the IBCL, the rules of any applicable governmental agency or regulatory body, the rules of any national securities exchange or market, or the rules of any self regulatory organization or association.

(c)           The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(d)           The term “person” shall mean any individual, corporation, partnership, company, limited liability company, joint venture or other entity, including the media.

(e)           The term “IBCL” shall mean the Indiana Business Corporation Law.

(f)           The term “Securities” shall mean any shares of common stock or other equity securities issued by the Company, any convertible instruments, rights such as options, whether or not traded on an exchange, to purchase or sell equity securities of the Company and any swaps, synthetics, derivative securities, instruments or interests, the value of which is related to, or measured by reference to, equity securities of the Company.

(g)           The term “Transfer” shall mean any direct or indirect (i) sale, assignment, conveyance, grant of participation or similar interest, pledge, hypothecation, subjecting to any lien, claim or encumbrance or other disposition, of Securities, or (ii) hedge, acquisition of a put or other shifting of the risk of loss with respect to Securities, or (iii) possession or acquisition of any contractual or derivative right to accomplish any of the foregoing.

Section 4.07         Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  The words “beneficial ownership” and “owned beneficially” and words of similar import when used in this Agreement shall be deemed to mean “beneficial ownership” as defined in Rule 13d-3 promulgated under the Exchange Act.  The word “group” when used in this Agreement shall have the meaning set forth in Section 13(d)(3) of the Exchange Act.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 4.08          Consultation with Counsel.  Each of the Other Stockholders represents that he/she/it has consulted with counsel of his/her/its own choosing in connection with the negotiation and execution of this Agreement or has knowingly chosen not to do so.

Section 4.09         Sophisticated Investor.  The Other Stockholders hereby acknowledge that they are sophisticated investors, have adequate information concerning the business and financial condition of the Company and have independently, and without reliance upon any assurances by the Biglari Stockholders, made their own analysis and decision to enter into this Agreement and to be subject to the restrictions set forth herein.  The Other Stockholders acknowledge that they have not been given advice or assurances by the Biglari Stockholders as to whether their decision to enter into this Agreement is prudent and understand that the activities contemplated by this Agreement may not necessarily result in the appreciation of their investment in the Company.

Section 4.10          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 4.11          Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 4.12          Entire Agreement.  This Agreement embodies the entire agreement and understanding between the Parties hereto relating to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

THE LION FUND, L.P.

By:	Biglari Capital Corp. General Partner

By:	/s/ Sardar Biglari
Sardar Biglari, Chief Executive Officer

BIGLARI CAPITAL CORP.

By:	/s/ Sardar Biglari
Sardar Biglari, Chief Executive Officer

WESTERN ACQUISITIONS L.P.

By:	Western Investments Inc. General Partner

By:	/s/ Sardar Biglari
Sardar Biglari, Chief Executive Officer

WESTERN INVESTMENTS INC.

By:	/s/ Sardar Biglari
Sardar Biglari, Chief Executive Officer

WESTERN SIZZLIN CORP.

By:	/s/ Sardar Biglari
Sardar Biglari, Chief Executive Officer

/s/ Sardar Biglari
SARDAR BIGLARI

/s/ Philip L. Cooley
PHILIP L. COOLEY

/s/ Sue Aramian
SUE ARAMIAN

/s/ Martha Aramian
MARTHA ARAMIAN

/s/ Charles E. Arnett
CHARLES E. ARNETT

/s/ Virginia Arnett
VIRGINIA ARNETT

/s/ Gary A. Ruben
GARY A. RUBEN

/s/ Irene Ruben
IRENE RUBEN

/s/ Natasha Sedaghat
NATASHA SEDAGHAT

/s/ Parvindokht Sedaghat
PARVINDOKHT SEDAGHAT

/s/ Shapour Sedaghat
SHAPOUR SEDAGHAT

/s/ Shawn Sedaghat
SHAWN SEDAGHAT

/s/ Tim Taft
TIM TAFT

Schedule I

Stockholder	Notice Information	Shares Beneficially Owned	Derivative Securities Owned
The Lion Fund, L.P.		2,424,945	0
Biglari Capital Corp.		2,424,945	0
Sardar Biglari		2,424,945	0
Western Acquisitions L.P.		2,424,945	0
Western Investments Inc.		2,424,945	0
Western Sizzlin Corp.		2,424,945	0
Philip L. Cooley		2,424,945	0

Stockholder	Notice Information	Shares Beneficially Owned	Derivative Securities Owned
Sue Aramian	17,720 (held in the S. Sue Aramian Revocable Trust)	0

Martha Aramian	106,862 (held in the Martha Aramian Revocable Trust)	0

Charles E. Arnett	81,903 (held in the Charles E. Arnett Revocable Living Trust; co-trustee with Virginia Arnett)	0

Virginia Arnett	81,903 (held in the Charles E. Arnett Revocable Living Trust; co-trustee with Charles Arnett)	0

Gary A. Ruben	37,878 (27,170 shares held in the Gary Ruben Revocable Trust; co-trustee with Irene Ruben) (10,708 shares held in the Irene Ruben Revocable Trust; co-trustee with Irene Ruben)	0

Stockholder	Notice Information	Shares Beneficially Owned	Derivative Securities Owned
Irene Ruben	37,878 (27,170 shares held in the Gary Ruben Revocable Trust; co-trustee with Gary A. Ruben) (10,708 shares held in the Irene Ruben Revocable Trust; co-trustee with Gary A. Ruben)	0

Natasha Sedaghat	30,000	0

Parvindokht Sedaghat	300,000 (held in the Sedaghat Family Trust; co-trustee with Shapour Sedaghat)	0

Shapour Sedaghat	300,000 (held in the Sedaghat Family Trust; co-trustee with Parvindokht Sedaghat)	0

Shawn Sedaghat	101,669	0

Tim Taft	34,450	0

Exhibit A
POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints Sardar Biglari, signing singly, the undersigned’s true and lawful attorney-in-fact to take any and all action in connection with the investment by the undersigned and the other members of the Group (defined below) in the securities of The Steak N Shake Company (“Steak N Shake”), including, without limitation, all filings on Schedule 13D (as defined below) to the extent required under applicable law, all filings on Forms 3, 4 and 5 (as defined below) to the extent required under applicable law, all filings and notices under the Indiana Business Corporation Law to the extent required, and all other matters related, directly or indirectly, to Steak N Shake (together, the “Investment”).  Such action shall include, but not be limited to:

1.           executing for and on behalf of the undersigned all Schedules 13D (“Schedule 13D”) required to be filed under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder in connection with the Investment;

2.           executing for and on behalf of the undersigned all Forms 3, 4 and 5 (“Forms 3, 4 and 5”) required to be filed under Section 16(a) of the Exchange Act and the rules thereunder in connection with the Investment;

3.           executing for and on behalf of the undersigned all authentication documents required to be submitted to the United States Securities and Exchange Commission (the “SEC”) in connection with obtaining the electronic Form ID required to generate the undersigned’s EDGAR access codes;

4.           performing any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any such document, complete and execute any amendment or amendments thereto, and timely file such form with the SEC and any stock exchange or similar authority; and

5.           taking any other action of any type whatsoever in connection with the Investment which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 13(d), Section 16 or Section 14 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the 10th business day following termination of the Agreement dated April 15, 2008, by and among The Lion Fund, L.P., Western Sizzlin Corp., Biglari Capital Corp., Western Acquisitions L.P., Western Investments Inc., Sardar Biglari, Philip Cooley, Sue Aramian, Martha Aramian, Charles E. Arnett, Virginia Arnett, Gary A. Ruben, Irene Ruben, Natasha Sedaghat, Parvindokht Sedaghat, Shapour Sedaghat, Shawn Sedaghat and Tim Taft (the “Group”), as may be amended from time to time.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 15th day of April, 2008.